As filed with the Securities and Exchange Commission on June 24, 2015

Registration No. 333-204833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	8731	EIN 30-0784346
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

+49 81 6114 11400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen S. Yoder

Lise-Meitner-Strasse 30

85354 Freising-Weihenstephan, Germany

+49 81 6114 11400

(Name, address, including zip code, and telephone number, including, area code, of agent for service)

With copies to:

William C. Hicks, Esq. Marc D. Mantell, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Thomas S. Levato, Esq. Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	$34,500,000	$4,009(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriters have the option to purchase.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pieris Pharmaceuticals, Inc. has prepared this Amendment No. 2 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-204833) solely for the purpose of filing Exhibits 1.1 and 5.1 to the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

As used in this Part II, unless the context indicates or otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Pieris” refer to Pieris Pharmaceuticals, Inc., a Nevada corporation, and its consolidated subsidiaries, and the term “Pieris Operating” refers to Pieris AG, a company organized under the laws of Germany that, through a reverse acquisition transaction completed on December 17, 2014, or the Acquisition, has become our wholly owned subsidiary. Pieris effected a forward stock split of its capital stock at a ratio of 2.272727-for-1 on December 5, 2014, and unless the context indicates or otherwise requires, all share numbers and share price data included in this Part II have been adjusted to give effect to that forward stock split.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Capital Market listing fee.

Expense	Amount
SEC Registration Fee	$4,009
NASDAQ Capital Market listing fee	75,000
FINRA filing fee	5,675
Printing and mailing expenses	70,000
Accounting Fees and Expenses	70,000
Legal Fees and Expenses	300,000
Transfer Agent Fees and Expenses	10,000
Miscellaneous Fees and Expenses	15,316
Total	$550,000

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our Amended and Restated Articles of Incorporation provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification permitted under the NRS and provided under our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

The following summarizes all sales of unregistered securities by us within the past three years:

On December 17, 2014, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with certain accredited investors providing for the issuance and sale to such investors of an aggregate of 6,779,510 shares of the our common stock in a private placement offering conducted through a series of closings occurring on December 17, 18 and 23, 2014, at a purchase price per share of $2.00 and for aggregate gross proceeds to us of $13.56 million, or the Private Placement. After deducting for placement agent and other fees and expenses, the aggregate net proceeds from the Private Placement were $12.04 million. Northland Securities, Inc. and Katalyst Securities, LLC served as co-exclusive placement agents, or the Placement Agents, for the Private Placement. At the closings of the Private Placement, we issued to the Placement Agents and their designees, warrants, or the Placement Warrants, to acquire up to 542,360 shares of our common stock at an exercise price of $2.00 per share. Each of the Placement Warrants is exercisable at any time at the option of the holder until the five-year anniversary of its date of issuance. Such shares were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as a transaction by an issuer not involving any public offering, and such shares were subsequently registered under the Securities Act pursuant to a registration statement on Form S-1, File No. 333-190728, which was declared effective on May 11, 2015.

Upon the closing of the Acquisition, we issued 20,000,000 shares of our common stock to 21 former stockholders of Pieris Operating in exchange for all of the outstanding shares of Pieris Operating’s capital stock and a waiver by certain stockholders of all subscription and conversion rights with respect to certain stockholder agreements with former stockholders of Pieris Operating. Such shares were issued and sold in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as a transaction by an issuer not involving any public offering, and such shares were subsequently registered under the Securities Act pursuant to a registration statement on Form S-1, File No. 333-190728, which was declared effective on May 11, 2015.

On June 26, 2013, Pieris issued 5,000,000 shares of its common stock, prior to adjustment for the forward stock split effected on December 5, 2014, to Aleksandrs Sviks, its former sole director and officer, for $5,000. There were no underwriters, and there were no underwriting discounts or commissions, in respect of the sale or the transactions thereunder. The shares issued to Aleksandrs Sviks were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering.

As more fully described in “Management’s Discussion and Analysis of Financial Condition and results of Operations—2014 Series C Financing”, in October through December 2014, Pieris Operating concluded a Series C financing round, or the 2014 Series C Financing, in which Pieris Operating issued Series C preferred shares for €5,970,149.15 ($7,224,477.49) in cash and the conversion of €3,000,000 ($3,630,300) outstanding under an existing convertible loan agreement dated November 12, 2012, or the 2012 Bridge Loan, as amended, and a second convertible loan agreement dated April 14, 2014, or the 2014 Bridge Loan. The convertible loan agreements terminated upon the effectiveness of the 2014 Series C Financing. As part of the 2014 Series C Financing, parties to existing investment agreements and shareholders agreement relating to prior rounds of financing agreed to become parties to the investment agreement and the consolidated shareholders’ agreement for the 2014 Series C Financing and the prior agreements were terminated. The shares issued in connection with the 2014 Series C Financing were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering.

On March 6, 2015, we entered into an independent consulting agreement, pursuant to which we issued 150,000 shares of our common stock to two consulting companies in exchange for certain consulting and other services. Up to 60,000 of such shares may be subject to forfeiture on or before September 2, 2015. The non-cancellable 90,000 shares were valued based on the closing price per share of $3.16 as quoted on the OTCQB tier of the OTC Markets Group Inc., or the OTCQB, on the grant date, March 6, 2015, and the cancellable 60,000 shares were valued at interim financial reporting date, March 31, 2015, at the closing price per share of $3.20 as quoted on the OTCQB. The shares issued in connection with consulting agreement were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statements Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or note required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Munich, Germany, on June 24, 2015.

PIERIS PHARMACEUTICALS, INC.

By:	/s/ Stephen S. Yoder
Stephen S. Yoder
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen S. Yoder Stephen S. Yoder	President, Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2015

/s/ Darlene Deptula-Hicks Darlene Deptula-Hicks	Acting Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 24, 2015

* Chau Khuong	Chairman of the Board of Directors	June 24, 2015

* Christina Takke, Ph.D.	Director	June 24, 2015

* Michael Richman	Director	June 24, 2015

* Steven Prelack	Director	June 24, 2015

* Jean-Pierre Bizzari, M.D.	Director	June 24, 2015

*By:	/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1	Acquisition Agreement, dated as of December 17, 2014, by and among the Registrant, Pieris AG and the former stockholders of Pieris AG named therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

10.1@	2014 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.2@	Form of Stock Option Award Agreement under the Registrant’s 2014 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.3±	Collaboration Agreement by and between Pieris AG and Allergan Sales, LLC, dated as of August 21, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.4±	Collaboration and License Agreement by and among Pieris AG, Sanofi-Aventis and Sanofi-Pasteur SA, dated as of September 24, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K (File No. 333-190728) filed with the SEC on March 27, 2015).

10.5±	First Letter Agreement to Collaboration and License Agreement by and among Pieris AG, Sanofi-Aventis and Sanofi-Pasteur SA, dated as of February 20, 2013 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.6±	Side Agreement to the Collaboration and License Agreement by and among Pieris AG, Sanofi-Aventis and Sanofi-Pasteur Inc., dated as of January 19, 2015 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-202123) filed with the SEC on February 2, 2015).

10.7±	Collaboration Research and Technology Licensing Agreement by and between Pieris AG and Daiichi Sankyo Company Limited, dated as of May 31, 2011 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K (File No. 333-190728) filed with the SEC on March 27, 2015).

10.8±	Development and License Agreement by and between Pieris AG and Cadila Healthcare Limited, dated as of October 7, 2013 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K (File No. 333-190728) filed with the SEC on March 27, 2015).

Exhibit Number	Description

10.9±	Joint Development and License Agreement by and between Pieris AG and Stelis BioPharma Private Limited, dated as of November 21, 2013 (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K (File No. 333-190728) filed with the SEC on March 27, 2015).

10.10±	Research and Licensing Agreement by and between Pieris AG and Technische Universität München, dated as of July 26, 2007 (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K (File No. 333-190728) filed with the SEC on March 27, 2015).

10.11@	Form of Indemnification Agreement by and between the Registrant and each of its current directors and executive officers (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.12@	Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of August 30, 2009 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.13@	Amendment to Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of March 12, 2012 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.14@	Amended and Restated Management Agreement by and between Pieris AG and Stephen S. Yoder, dated as of December 17, 2014 (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.15@	Acknowledgement and Waiver Agreement by and between Pieris AG and Stephen S. Yoder, dated as of December 12, 2014 (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.16@	Employment Agreement by and between the Registrant and Stephen S. Yoder, dated as of December 17, 2014 (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.17@	Management Agreement by and between Pieris AG and Claus Schalper, dated as of February 6, 2008 (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.18@	Consulting Agreement by and between Pieris AG and Claus Schalper, dated as of July 9, 2013 (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 17, 2014).

10.19@	Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of June 26, 2013 (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.20@	Amendment to Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of January 28, 2014 (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.21@	Amendment to Employment Agreement by and between Pieris AG and Dr. Ulrich Moebius, dated as of October 21, 2014 (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.22@	Management Agreement by and between Pieris AG and Dr. Laurent Audoly, dated as of May 18, 2010 (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

Exhibit Number	Description

10.23@	Consulting Agreement by and between Pieris AG and Danforth Advisors, LLC, effective as of November 19, 2014 (incorporated by reference to Exhibit 10.22 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.24	Lease Agreement by and between Pieris AG and Födergesellschft IZB mbH, dated as of May 4, 2011 (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.25	Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholder parties listed therein, dated as of November 12, 2012 (incorporated by reference to Exhibit 10.24 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.26	Amendment to Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholders listed therein, dated as of March 4, 2014 (incorporated by reference to Exhibit 10.25 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.27	Participation Agreement (silent partnership agreement) between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated May 13, 2003 (incorporated by reference to Exhibit 10.26 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.28	Repayment Agreement by and between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated as of April 3, 2014 (incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.29	Settlement Agreement (Accelerated Repayment Agreement) by and between Pieris AG and tbg Technologie-Beteiligungs-Gesellschaft mbH, dated as of December 11, 2014 (incorporated by reference to Exhibit 10.28 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.30	Convertible Bridge Loan Agreement by and among Pieris AG and the Stockholders listed on Exhibit A thereto, dated as of April 14, 2014 (incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.31	Consolidated Shareholders’ Agreement 2014, Pieris AG, Freising, Germany, by and among Pieris AG and the Stockholders party thereto, dated October 10, 2014 (incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.32	Investment Agreement, Pieris AG, Freising, Germany, by and among Pieris AG, Stephen Yoder and the Existing Shareholders party thereto, dated October 10, 2014 (incorporated by reference to Exhibit 10.31 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.33	Agreement, by and among Pieris AG and the Stockholders party thereto, dated December 5, 2014 (incorporated by reference to Exhibit 10.32 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.34	Split-Off Agreement, by and among the Registrant, Marika Enterprises Inc. and Aleksandrs Sviks, dated December 17, 2014 (incorporated by reference to Exhibit 10.33 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

Exhibit Number	Description

10.35	General Release Agreement, by and among the Registrant, Marika Enterprises Inc. and Aleksandrs Sviks, dated December 17, 2014 (incorporated by reference to Exhibit 10.34 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

10.36	Form of Securities Purchase Agreement, dated December 17, 2014, by and among Pieris Pharmaceuticals, Inc. and the Purchasers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 23, 2014).

10.37	Form of Registration Rights Agreement, dated December 17, 2014, by and among Pieris Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 23, 2014).

10.38	Form of Warrant to Purchase Common Stock, dated December 17, 2014, issued by Pieris Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 23, 2014).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K (File No. 333-190728) filed with the SEC on December 18, 2014).

23.1**	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1).

24.1**	Power of Attorney (contained on signature page hereto).

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

**	Previously filed

@	Management contract or compensatory plan or arrangement

±	Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been submitted separately with the U.S. Securities and Exchange Commission.